Exhibit 99.1
GOLDFIELD RECEIVES EPA INQUIRY

MELBOURNE, Florida, July 24, 2013 - The Goldfield Corporation (NYSE MKT: GV) today said it had received an inquiry from the United States Environmental Protection Agency involving a previously owned mining property. The EPA informed Goldfield of its current interest in the Sierra Zinc Site, in Stevens County, Washington, and asked whether Goldfield would take any responsibility for any necessary removal action at that Site. Goldfield sold the Sierra Zinc Site over 50 years ago.

An internal Goldfield review shows that the company owned the Sierra Zinc Site from 1948 to 1962. Based on its investigation to date, Goldfield believes that its activities on the Sierra Zinc Site involved milling of ore from the nearby Anderson-Calhoun mine, owned by Goldfield during that period.

A recent examination of the Sierra Zinc Site by Goldfield and the EPA indicates that the Site includes a stable tailings impoundment that was not previously reclaimed. Although Goldfield and the EPA have not yet determined the precise response action required, Goldfield anticipates that while the tailings impoundment has remained stable since operations ceased at the Site, it will be necessary to cover the tailings impoundment with clean material. Based on a preliminary analysis by Goldfield's environmental engineering consultant, Goldfield presently estimates that the costs of the response action will total approximately $1.2 million. Therefore, Goldfield will accrue under Discontinued Operations in the quarter ended June 30, 2013, a contingency provision of $1.2 million.

Goldfield believes that the costs of this response action may be covered, in whole or in part, by insurance. Goldfield has so advised the same insurers who paid a significant portion of the costs in connection with an EPA action in 2003, involving the Anderson-Calhoun Mine, which provided the ore milled at Sierra Zinc. At this point, Goldfield has not yet received any response to its claim from the insurers.

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry, primarily in the southeastern, mid-Atlantic, and western regions of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield terminated all mining activities many years ago.
Statements in this release are based on current expectations. These statements are forward looking and actual results may differ materially. For further details see the company's filings with the Securities and Exchange Commission.

For further information, please contact:
The Goldfield Corporation
Phone:    (321) 724-1700
Email:     investorrelations@goldfieldcorp.com